NEWS RELEASE

DT MIDSTREAM ANNOUNCES STOCK REPURCHASE

DETROIT, Feb. 28, 2022 – DT Midstream, Inc. (NYSE: DTM) today announced that its Board of Directors has approved the repurchase of up to an aggregate of one hundred twenty five thousand (125,000) shares of its common stock to offset an equivalent amount of common shares issued under its 2022 stock-based compensation program.

The repurchases will be made from time to time on the open market at prevailing market prices or in negotiated transactions off the market. The repurchase program is expected to continue through the end of the current fiscal year unless extended or shortened by the Board of Directors.

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About DT Midstream

DT Midstream (NYSE: DTM) is an owner, operator and developer of natural gas interstate and intrastate pipelines, storage and gathering systems, compression, treatment, and surface facilities. The Company transports clean, natural gas for utilities, power plants, marketers, large industrial customers, and energy producers across the Southern, Northeastern and Midwestern United States and Canada. The Detroit-based company offers a comprehensive, wellhead-to-market array of services, including natural gas transportation, storage and gathering. DT Midstream is transitioning towards net zero greenhouse gas emissions by 2050, including a target of achieving 30% of its carbon emissions reduction in the next decade.

Contact

Investors/Analysts

Todd Lohrmann, DT Midstream, 313.774.2424

investor_relations@dtmidstream.com